Exhibit 99.1

Preliminary Phase 2 Data Demonstrate Tumor Treating Fields is Safe in Patients with Brain Metastases Originating from Non-Small Cell Lung Cancer

Released : 12/02/2015

ST. HELIER, Jersey—(BUSINESS WIRE)— Preliminary data from COMET, a phase 2 randomized trial sponsored by Novocure (NASDAQ: NVCR), show that the use of Tumor Treating Fields (TTFields) therapy is safe in the treatment of brain metastases originating from non-small cell lung cancer (NSCLC). The results of a preliminary analysis of the ongoing European study were presented Nov. 20 at the 20th Annual Society for Neuro-Oncology Meeting in San Antonio.

The preliminary analysis of the randomized COMET trial included 17 patients, six of whom were treated with TTFields plus supportive care and 11 of whom received supportive care alone, following stereotactic radiosurgery with or without surgical resection of the brain metastases. Patients treated with TTFields plus supportive care received TTFields applied to the brain at the specific frequency of 150 kHz, which has been shown in preclinical studies to be the optimal frequency for inhibiting mitosis of NSCLC cells. In both arms of the study, a total of 26 adverse events were reported, most of which stemmed from the underlying NSCLC. A single event, mild dermatitis, was the only complication linked to TTFields therapy. No serious adverse events related to TTFields therapy were reported.

Efficacy of TTFields in the treatment of NSCLC has been demonstrated in multiple in vitro and in vivo models, and promising efficacy results were seen in a phase 2 clinical trial completed in 2010. Preclinical data has also shown that TTFields can prevent metastatic seeding of primary cancers in vivo.

The COMET trial is designed to enroll 60 patients and will continue to collect data on the safety and effectiveness of TTFields therapy in patients with brain metastases originating from NSCLC. Novocure plans to open a phase 3 trial, the METIS trial, for this indication in early 2016, subject to FDA approval of the final protocol.

“We are pleased to have preliminary clinical data supporting the safety of TTFields therapy in another solid tumor type,” said Asaf Danziger, Novocure’s Chief Executive Officer. “Based on previous preclinical and pilot clinical data in NSCLC and our phase 3 data in GBM, brain metastases originating from NSCLC is a logical clinical target for TTFields. Novocure is committed to testing the potential benefit of TTFields therapy across a variety of solid tumors, and these results take us one step further in accomplishing that goal.”

About Brain Metastases

Metastatic cancer is cancer that has spread from the place where it first started to another place in the body. In metastasis, cancer cells break away from where they first formed (the primary cancer), travel through the blood or lymph system, and form new tumors (the metastatic tumors) in other parts of the body. An estimated 98,000 to

170,000 new cases of brain metastases are diagnosed in the United States each year. About 40 percent of brain metastases originate from lung cancer. Brain metastases cause an estimated 20 percent of all cancer deaths in the United States annually.

About Tumor Treating Fields Therapy

Tumor Treating Fields (TTFields) therapy is delivered by a portable, non-invasive medical device designed for continuous use by patients. In vitro and in vivo studies have shown that TTFields therapy slows and reverses tumor growth by inhibiting mitosis, the process by which cells divide and replicate. TTFields therapy creates low intensity, alternating electric fields within a tumor that exert physical forces on electrically charged cellular components, preventing the normal mitotic process and causing cancer cell death.

TTFields are not approved for the treatment of brain metastases. The safety and effectiveness of TTFields in this indication has not been established.

Approved Indications

In the United States, Optune is intended as a treatment for adult patients (22 years of age or older) with histologically-confirmed glioblastoma multiforme (GBM).

In the United States, Optune with temozolomide is indicated for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

In the United States, for the treatment of recurrent GBM, Optune is indicated following histologically-or radiologically-confirmed recurrence in the supra-tentorial region of the brain after receiving chemotherapy. The device is intended to be used as a monotherapy, and is intended as an alternative to standard medical therapy for GBM after surgical and radiation options have been exhausted.

In the European Union, Optune is intended for the treatment of patients with newly diagnosed GBM, after surgery and radiotherapy with adjuvant temozolomide, concomitant to maintenance temozolomide. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after surgery and radiation therapy with adjuvant temozolomide. Treatment may be given together with maintenance temozolomide and after maintenance temozolomide is stopped.

In the European Union, Optune is also intended for the treatment of patients with recurrent GBM who have progressed after surgery, radiotherapy and temozolomide treatment for their primary disease. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after the latest surgery, radiation therapy or chemotherapy.

Patients should only use Optune under the supervision of a physician properly trained in use of the device. Full prescribing information is available at www.optune.com/safety or by calling toll free 1-855-281-9301 in the US or by email at supportEMEA@novocure.com in the European Union.

About Novocure

Novocure is a Jersey Isle oncology company pioneering a novel therapy for solid tumors called TTFields. Novocure’s US operations are based in Portsmouth, NH and New York, NY. Additionally, the company has offices in Germany, Switzerland, and Japan and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us atwww.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Quarterly Report on Form 10-Q filed on October 27, 2015 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Media and Investor Contact:

Novocure

Ashley Cordova, 212-767-7558

acordova@novocure.com